UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 1, 2007

ENERGY CONVERSION DEVICES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8403	38-1749884
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2956 Waterview Drive, Rochester Hills, MI		48309
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code		(248) 293-0440

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 1, 2007, Energy Conversion Devices, Inc. (“ECD” or the “Company”) issued a press release announcing that it has appointed Mark D. Morelli as President and Chief Executive Officer and a member of its Board of Directors, effective September 1, 2007. As an employee-director, Mr. Morelli is not expected to be a member of any Board Committees.

Mr. Morelli, 43, has been a senior executive with United Technologies Corporation since 1993, most recently serving as President of its Carrier Commercial Refrigeration Division.

Mr. Morelli’s employment by ECD is at will. Initially, he will receive a salary of $450,000 per year and will be eligible for an annual incentive bonus of 75% of his annual base salary, with the fiscal year 2008 bonus guaranteed at $300,000, and annual stock awards of 100% of his annual base salary. His salary, bonus and future stock awards will be subject to periodic adjustment in accordance with the Company”s executive compensation program.

On commencement of his employment, Mr. Morelli will receive the following stock awards under the Company”s 2006 Stock Incentive Plan: (1) 75,000 nonqualified stock options vesting in increments over four years, subject to his continued employment, with 30,000 options vesting on the first anniversary of the date of grant and 15,000 options vesting on each of the second, third and fourth anniversaries of the date of grant, (2) 30,000 shares of restricted stock vesting, subject to his continued employment, on the third anniversary of the date of grant, and (3) 30,000 shares of restricted stock vesting in full, subject to his continued employment, upon such date, if any, prior to the third anniversary of the commencement of his employment, that the average closing price of the Company”s common stock on NASDAQ for twenty consecutive trading days exceeds $50.

Mr. Morelli will participate in ECD”s Executive Severance Plan, in which participating members of senior management are entitled to receive certain severance payments and continuation of certain benefits for a period following his or her “Qualifying Termination,” which includes a Qualifying Termination following a “Change in Control” (as such terms are defined in the Severance Plan). The failure of the Board of Directors, or applicable committee of the Board of Directors, to timely nominate Mr. Morelli to stand for reelection by shareholders as a director following the expiration of his term as a director constitutes “Good Reason” (as defined in the Severance Plan) that may give rise to a Qualifying Termination. Mr. Morelli”s severance payment under the Severance Plan will equal two times the sum of his base salary and target incentive bonus payment following a Qualifying Termination, or three times if such Qualifying Termination arises in connection with a Change in Control, plus in each case his pro-rata target incentive bonus payment for the year in which the Qualifying Termination occurs.

Mr. Morelli will receive a signing bonus of $100,000 payable within 30 days of the commencement of his employment. In connection with his employment, Mr. Morelli will be eligible to receive executive relocation benefits, including reasonable costs, not to exceed

$6,500 per month, associated with leasing an interim principal residence for a period of up to six months.

Robert C. Stempel will continue in his present capacity as Chief Executive Officer until replaced by Mr. Morelli on September 1, 2007.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

10.1	Offer Letter dated July 25, 2007, Energy Conversion Devices, Inc. and Mark D. Morelli.
99.1	Press release of Energy Conversion Devices, Inc. dated August 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY CONVERSION DEVICES, INC.

By: /s/ Ghazaleh Koefod
Ghazaleh Koefod
Corporate Secretary

Date: August 3, 2007

Exhibit Index

Exhibit No.	Description

10.1	Offer Letter dated July 25, 2007, Energy Conversion Devices, Inc. and Mark D. Morelli.
99.1	Press release dated August 1, 2007.